Exhibit 10.7

TALEN ENERGY CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

EFFECTIVE [            ], 2015

TALEN ENERGY CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

1.	Purpose. The purpose of this Directors Deferred Compensation Plan is to provide certain Directors of Talen Energy Corporation an additional means to increase their incomes after service as a Director, while at the same time increasing their equity interest in Talen Energy Corporation, and to enable them to meet other important personal and financial needs.

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2.	Definitions.

(a)	“Board of Directors” means the Board of Directors of Talen Energy Corporation.

(b)	“Cash Account” means the account of Deferred Cash Compensation established for each Participant solely as a bookkeeping entry and described in Paragraph 6.2 of this Plan.

(c)	“Cash Compensation” means the cash compensation payable to a Director, including retainer, meeting fees and other fees payable for service as Director as requested by Talen Energy Corporation, minus the Mandatory Deferral Amount.

(d)	“Committee” means two or more directors, who have been designated by the Board to act as the Committee and who qualify as “non-employee directors,” under the rules of the Securities and Exchange Commission issued pursuant to section 16 of the Securities Exchange Act of 1934.

(e)	“Common Stock” means the Common Stock, without par value, of Talen Energy Corporation.

(f)	“Compensation” means the total compensation payable to a Director, including retainer, meeting fees and other fees payable for service as Director as requested by Talen Energy Corporation.

(g)	“Deferred Cash Compensation” means the Cash Compensation of a Participant deferred under the terms of this Plan.

(h)	“Director” means an individual elected to the Board of Directors who is not an employee of Talen Energy Corporation or Riverstone Holdings LLC (or any of their respective subsidiaries).

(i)	“Fair Market Value” means the closing sale price of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be the closing price of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock was traded.

(j)	“Mandatory Deferral Amount” means a portion of the retainer fee payable to the Participant equal to an amount established by resolution of the Committee from time to time, but in no event later than December 31 of the calendar year preceding the calendar year in which the retainer fee is earned by the Participant.

(k)	“Participant” means an eligible Director of Talen Energy Corporation, any or all of whose Compensation is deferred under this Plan.

(l)	“Plan” means this Directors Deferred Compensation Plan as set forth herein and as hereafter amended from time to time.

(m)	“Retirement Plan Committee” means the Retirement Plan Committee appointed by the Board of Directors.

(n)	Savings Plan” means the Talen Energy Corporation Savings Plan.

(o)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and final Treasury Regulations issued thereunder.

(p)	“Separation from Service” means a “separation from service” as defined in Section 409A.

(q)	“Stock Account” means the account of Deferred Compensation established for each Participant solely as a bookkeeping entry and described in Paragraph 6.1 of this Plan.

(r)	“Stock Unit” means a unit equal in value from time-to-time to the Fair Market Value of one share of Common Stock.

(s)	“Total Amount Payable” means the amount credited to a Participant’s Cash Account and the Participant’s Stock Account.

(t)	“Unforeseeable Emergency” means “unforeseeable emergency” as defined in Section 409A.

The masculine pronoun shall be deemed to include the feminine and the singular to include the plural unless a different meaning is plainly required by the context.

3.	Eligibility. All Directors of Talen Energy Corporation who are or become duly elected Directors shall be eligible to participate in this Plan as of the effective date of first election as a Director. An employee of Talen Energy Corporation or any company in the Talen Energy Corporation controlled group of companies who is a member of the Board of Directors who retires or otherwise terminates his employment but continues as a member of the Board of Directors shall be eligible to participate as of the date of his termination of employment with Talen Energy Corporation and its controlled group of companies.

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4.	Mandatory Deferral.

(a)	A Participant’s Mandatory Deferral Amount shall automatically be deferred to such Participant’s Stock Account on the date such amount would otherwise be payable to such Participant. Mandatory Deferral Amounts shall be subject to the rules set forth in this Plan, and each Participant shall have the right to receive payments of Common Stock on account of Mandatory Deferral Amounts under the circumstances hereinafter set forth.

(b)	A Participant may not convert any portion of such Participant’s Stock Account attributable to the Mandatory Deferral Amount or dividends thereon, as described in Paragraph 6.1(c), to the Participant’s Cash Account for a period of three (3) years from the date such Mandatory Deferral Amount was credited to the Participant’s Stock Account. Notwithstanding the above, any portion of a Participant’s Stock Account attributable to an award of Stock Units granted by the Committee that must remain in Stock Units by its terms shall not be converted to a Participant’s Cash Account until such time as is authorized by the Committee.

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5.	Deferred Cash Compensation.

(a)	Participant shall have the right to elect to have all, or a portion, of his Cash Compensation deferred hereunder, either to his Stock Account or his Cash Account and may change the allocation between such accounts of any such Cash Compensation so deferred. The amount of Cash Compensation credited to either the Stock Account or the Cash Account will be limited to the Cash Compensation earned after the date of the election.

(b)	Any election to defer future Cash Compensation for the first calendar year that Participant is eligible to participate in this Plan shall be made by the Participant in writing by the thirtieth (30th) day following the date on which the Participant is first eligible to participate by filing with the Retirement Plan Committee the appropriate election form. Any such election shall be limited to Cash Compensation earned after the date of the election.

(c)	Any election to defer or change the amount of Cash Compensation to be deferred for any subsequent calendar year after the first calendar year of eligibility may be made by Participant not later than December 31 of the year preceding such calendar year by filing with the Retirement Plan Committee an election form; provided, however, that an election once made will be presumed to continue with respect to subsequent years unless timely changed or revoked by Participant in accordance with Paragraph 6 (c) or (d), as applicable.

(d)	Participant may revoke his election to defer Cash Compensation for any calendar year by so notifying the Retirement Plan Committee in writing not later

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than December 31 of the year preceding the year for which the revocation will be effective. In order for such notification to be effective, it must be actually received by Talen Energy Corporation Payroll Section by such date. For any subsequent calendar year, Participant may resume his election to defer if he files with the Retirement Plan Committee an election form not later than December 31 of the year preceding such subsequent calendar year.

(e)	The deferral of Cash Compensation remain effective for all years, unless the election is revoked pursuant to Paragraph 5(d). An election, once made, will be irrevocable except as provided in Paragraph 5(c) or (d), as applicable.

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6.1	Stock Account. Talen Energy Corporation shall maintain a Stock Account in the name of each Participant. Such Stock Account shall be maintained as follows:

(a)	Talen Energy Corporation shall credit to Participant’s Stock Account the number of Stock Units equal to the Mandatory Deferral Amount on the date such amount would otherwise be payable to such Participant, divided by the Fair Market Value of one share of Common Stock on such date.

(b)	Talen Energy Corporation shall credit to Participant’s Stock Account, the number of Stock Units equal to the amount of Deferred Cash Compensation elected by Participant to be credited to his Stock Account, divided by the Fair Market Value of one share of Common Stock on such date.

(c)	As of each date a dividend or other distribution is paid or made on Common Stock to holders of record on and after the date of deferral hereunder, the Participant’s Stock Account shall be credited with a number of additional Stock Units equal to the product of: (i) the amount of such dividend or distribution paid with respect to one share of Common Stock, multiplied by (ii) the number of Stock Units held by the Participant, divided by (iii) the Fair Market Value of one share of Common Stock on such date. If an in-kind dividend or distribution is made on Common Stock, the Fair Market Value of such in-kind dividend or distribution paid with respect to one share of Common Stock will be equal to the amount of the dividend or distribution for purposes of subparagraph (i) of this Paragraph.

(d)	Subject to the limitations of Paragraph 5(b) and provided that such an election is at least six (6) months after the date of such Participant’s last election, if any, to convert all or any portion of his Cash Account into interests in his Stock Account, a Participant may elect to convert all or any portion of his Stock Account into interests in such Participant’s Cash Account by filing with the Retirement Plan Committee, an election form. If such an election is made, the Participant’s Cash Account shall be credited with an amount equal to the number of Stock Units being converted, multiplied by the Fair Market Value of one share of Common Stock on the date such amount is credited.

6.2	Cash Account. Talen Energy Corporation shall maintain a Cash Account in the name of each Participant. Such Cash Account shall be maintained as follows:

(a)	Talen Energy Corporation shall credit to Participant’s Cash Account as of the same day on which the last Cash Compensation for the month would have been paid to said Participant an amount equal to the Deferred Cash Compensation elected by Participant to be credited to his Cash Account.

(b)

Participant’s Cash Account shall be credited in substantially equivalent frequency and with a calculated rate of return substantially equivalent to the rate of return that would have been realized had the Cash Account been invested in one or more mutual fund choices offered by the Savings Plan. The mutual fund or funds utilized to calculate the rate of return on the Participant’s Cash Account shall be that mutual fund or funds elected by the Participant in writing on an election form submitted to the Retirement Plan Committee. The Participant may change investment choices in the same manner as may be permitted by the Savings Plan for similar mutual fund choices in that Plan. If a Participant fails to elect any mutual fund, the rate of return shall be calculated as if the money market type fund was elected.

(c)	Provided that such an election is at least six (6) months after the date of such Participant’s last election, if any, to convert all or any portion of his Stock Account into interests in his Cash Account, a Participant may elect to convert all or any portion of his Cash Account into interests in such Participant’s Stock Account by filing with the Retirement Plan Committee, an election form. If such an election is made, the Participant’s Stock Account shall be credited with a number of Stock Units equal to the Cash Account amount to be converted, divided by the Fair Market Value of one share of Common Stock on such date.

7.	Payment of Accounts.

(a)	The Total Amount Payable shall be payable at the election of the Participant within thirty (30) days after the later of the following events:

(i)	Participant experiences a Separation from Service; or

(ii)	the age elected by the Participant, provided such age is not greater than the age set forth in the Talen Energy Corporation Guidelines for Corporate Governance at the time such election is made.

Such election shall apply to the payment of both the Cash Account and the Stock Account, and must be made and become irrevocable pursuant to the timing rules set forth under Paragraph 5 for the corresponding deferral election. In such election the Participant may defer commencement of distribution until January of the next calendar year after such event occurs. If the Participant has made no election, payments will commence within thirty (30) days after a Participant experiences a Separation from Service. No election under this Paragraph 7(a) or under Paragraph 7(b)(i) shall be effective unless the time of payment under this Paragraph 7(a) is at least twelve (12) months after the date the election is filed.

Notwithstanding the foregoing, if, immediately prior to Separation from Service, a Participant was an employee of a Talen Energy Company or any organization aggregated with a Talen Energy Company as a single service recipient under Treasury Regulation 1.409A-1(g), payments pursuant to Paragraphs 7(a) and 7(b) shall commence on the date that is six months after the date of Separation from Service.

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(b) (i)	The Total Amount Payable shall be paid to the Participant in a single sum or, if elected by the Participant, in annual installments up to a maximum of ten (10) years. Such election shall apply to the payment of both the Cash Account and the Stock Account, and must be made and become irrevocable pursuant to the timing rules set forth under Paragraph 5 for the corresponding deferral election. If no effective election has been made, a single-sum shall be paid.

(ii)	Payments in respect of the Stock Account shall be made in Common Stock and payments in respect of the Cash Account shall be made in cash. A Participant shall receive a number of shares of Common Stock equal to the number of Stock Units in his Stock Account.

(iii)	The amount of each annual installment shall be determined by dividing the Total Amount Payable less any payments already made to Participant by the remaining number of annual installments to be made (i.e., a 10-year payout shall pay 1/10 of the Total Amount Payable as the first installment, 1/9 as the second annual installment, etc.).

(c) (i)

 If Participant dies while a Director, or before all installments have been paid under Paragraph 7(b), payment shall be made within thirty (30) days after Participant’s death to one beneficiary designated by Participant in writing using such form and subject to such condition as determined

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necessary and approved by Retirement Plan Committee. Participant shall have a continuing power to designate a new beneficiary in the event of his death at any time prior to his death by written instrument delivered by Participant to the Retirement Plan Committee without the consent or approval of any person theretofore named as his beneficiary. In the event the designated beneficiary does not survive Participant, payment will be made to an alternate beneficiary designated in writing by Participant. If no such designation is in effect at the time of death of Participant, or if no person so designated shall survive Participant, payment shall be made to Participant’s estate.

(ii)	Payment shall be made to Participant’s designated beneficiary or Participant’s estate in a single sum.

(d)	As long as there is a balance in Participant’s Cash Account, the balance shall be credited with interest pursuant to Paragraph 6.2(b). For any installment or other payment from the Cash Account, interest shall accrue up to the last day of the month prior to that payment to Participant or his estate. As long as there is a balance in Participant’s Stock Account, the remaining balance shall be credited with dividend amounts pursuant to Paragraph 6.1(c).

(e)

The Retirement Plan Committee may determine, in its sole discretion, that the Total Amount Payable shall be paid to Participant or his beneficiary upon an Unforeseeable Emergency. In such case, a single sum payment shall be made upon the occurrence of the Unforeseeable Emergency equal to the amount

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necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution. A distribution pursuant to this paragraph shall not be made to the extent that an Unforeseeable Emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets to the extent the liquidation would not itself cause severe financial hardship, or by cessation of deferrals under this Plan.

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8.	Administration. The Retirement Plan Committee shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. The decisions of the Retirement Plan Committee are final and conclusive for all purposes.

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9.	Miscellaneous.

(a)	If the person to receive payment is deemed by the Retirement Plan Committee or is adjudged to be legally incompetent, the payments shall be made to the duly appointed guardian or committee of such incompetent, or they may be made to such person or persons whom the Retirement Plan Committee believes are caring for or supporting the incompetent.

(b)	Nothing in this Plan shall confer any right on the Participant to continue as a Director.

(c)	The expenses of the administration hereunder shall be borne by Talen Energy Corporation.

(d)	This Plan shall be construed, administered and enforced according to the laws of the State of Delaware.

(e)	All payments from this Plan shall be made from the general assets of Talen Energy Corporation. This Plan shall not require Talen Energy Corporation to set aside, segregate, earmark, pay into trust or special account or otherwise restrict the use of its assets in the operation of the business. Participants shall have no greater right or status than as an unsecured general creditor of Talen Energy Corporation with respect to any amounts owed to Participant hereunder.

(f)	The Plan shall be unfunded.

(g)	All payments to persons entitled to benefits hereunder shall be made to such persons and shall not be grantable, transferable, pledged or otherwise

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assignable in anticipation of payment thereof, or subject to attachment, alienation, garnishment, levy, execution or other legal or equitable process in whole or in part, by the voluntary or involuntary acts of any such persons, or by operation of law, and shall not be liable or taken for any obligation of such person. Talen Energy Corporation will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold Talen Energy Corporation harmless from any claim that arises out of Talen Energy Corporation obeying any such order whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

(h)	Participant’s benefits under group life insurance, and other benefit plans as may be maintained by Talen Energy Corporation for Directors will be provided based on all Compensation to Participant.

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10.	Termination or Amendment.

(a)

The Committee may, in its discretion, terminate or amend this Plan from time to time. In addition, the Retirement Plan Committee may make such amendments to the Plan as it deems necessary or desirable except those amendments which substantially increase the cost of the Plan to Talen Energy Corporation or significantly alter the benefit design or eligibility requirements of the Plan. No termination or amendment shall (without Participant’s consent) alter: (i) Participant’s right to payments of amounts previously credited to Participant’s Accounts, which amounts shall continue to earn interest or accumulate dividends as provided for herein as though termination or amendment had not been effected, or (ii) the amount or times of payment of such amounts which have commenced prior to the effective date of such termination or amendment; provided, however, that no such consent may accelerate the Participant’s payments. Notwithstanding the foregoing, if Talen Energy Corporation is liquidated in a corporate dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended, and final Treasury Regulations issued thereunder, or with the approval of a bankruptcy court pursuant to II U.S.C. 503 (b)(1)(A), the Retirement Plan Committee shall have the right pursuant to a termination liquidation of the Plan (and all plans aggregated with the Plan pursuant to Treasury Regulation 1.409A-1(c)(2)) within twelve (12) months of such event to determine the Total Amount Payable under Paragraph 7 to Participant, and to cause the amount so determined to be paid in one or more installments or upon such other terms and conditions and at such other time (not beyond the time provided for herein) as the Retirement Plan Committee determines to be just and equitable.

In such event the amounts deferred under the Plan must be included in Participant’s ‘gross income’ in the latest of the following years (or if earlier the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination or liquidation occurs; (ii) for the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

Executed this     day of            , 2015.

TALEN ENERGY CORPORATION

By:

TALEN ENERGY CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

EFFECTIVE [            ], 2015

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7.	Payment of Accounts	VII-1

8.	Administration	VIII-1

9.	Miscellaneous	IX-1

10.	Termination or Amendment	X-1

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